U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

1.  Name and Address of Reporting Person: Steven C. Justus,
      450 Dondee Way, Suite 10, Pacifica, CA 94044

2.  Date of Event Requiring Statement (Month/Date/Year): 06/30/1999


3.  IRS or Social Security Number of Reporting Person (Voluntary):


4.  Issuer Name and Ticker or Trading Symbol:
                                     INDUSTRIAL ECOSYSTEMS, INC. (IECS)

5.  Relationship of Reporting Person(s) to Issuer (Check all Applicable)
     (X) Director ( ) Officer, give title below ( ) 10% Owner ( ) Other
     Title: Director

6.  If Amendment, Date of Original (Month/Day/Year): N/A

7.  Individual or Joint/Group Filing (Check Applicable Line)
     (X) Form filed by One Reporting Person
     ( ) Form filed by More than One Reporting Person

TABLE I - Non-Derivative Securities Beneficially Owned

1. Title of Security: Common Stock

2. Amount of Securities Beneficially Owned: 450,000

3. Ownership Form: Direct(D)or Indirect(I): D

4.  Nature of Indirect Beneficial Ownership: N/A

TABLE II - Derivative Securities Beneficially Owned


1.        2. Date Exer-          3. Title and Amount of     4. Conver-  5. Ownership  6.
            cisable and             Securities Underlying      sion or     Form of
            Expiration              Derivative Security        Exercise    Derivative    Nature
            Date                    --------------------       Price of    Security      of
Title of   (Month/Day/Year)                     Amount of      Deri-       Direct (D)    Indirect
Derivative ----------------                     Number of      vative      or In-        Beneficial
Security   Exercisable/Expiration   Title       of Shares      Security    direct (I)    Ownership
--------   ----------------------   -----       ---------      --------    ----------    ---------
Options    3/13/1998    3/13/2005   Common Stock 1,500,000      $ 0.22         D            N/A
Options    4/30/1999    4/30/2004   Common Stock    50,000      $ 0.16         D            N/A

Explanation of Responses:

Signature of Reporting Person: /s/Steven C. Justus
Date: 7/9/99